Exhibit 99.2

News Release CONTACT: Chris Curran (314) 588-2765

FOR IMMEDIATE RELEASE

March 2, 2015

PEABODY ENERGY ANNOUNCES OFFERING OF AN AGGREGATE OF $1.0 BILLION OF SENIOR SECURED SECOND LIEN NOTES

ST. LOUIS, March 2, 2015 – Peabody Energy (NYSE: BTU) announced today that, subject to market conditions, it intends to offer $1.0 billion aggregate principal amount of senior secured second lien notes due in 2022 in a private placement to eligible purchasers.

Subject to the successful completion of this offering, Peabody intends to use the net proceeds from the sale of the notes to fund a tender offer to purchase for cash any and all of the $650 million aggregate principal amount outstanding of its 7 3/8% Senior Notes due 2016 (the “2016 notes”), to fund the redemption or satisfaction and discharge of all 2016 notes that are not tendered in the tender offer and for general corporate purposes, which may include the payment of its federal coal lease expenditures.

The notes will be secured by a second-priority lien on all of the assets that secure the company’s and the guarantors’ obligations under the company’s senior secured credit facility, subject to permitted liens and other limitations.

The notes and related guarantees will be offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States under Regulation S of the Securities Act. The notes will not be registered under the Securities Act, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Peabody Energy is the world’s largest private-sector coal company and a global leader in sustainable mining, energy access and clean coal solutions. The company serves metallurgical and thermal coal customers in more than 25 countries on six continents.